UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of the report (Date of earliest event reported): July 15, 2006

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Definitive Material Agreement.

On July 17, 2006, Church & Dwight Co., Inc. (the “Company”) announced that the Company had entered into an Asset Purchase Agreement dated as of July 14, 2006 (the “Purchase Agreement”), with Orange Glo International, Inc. (“Seller”). A copy of the Company’s press release announcing the execution of the Purchase Agreement is attached as Exhibit 99.1.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to acquire substantially all the assets of Seller for cash in the amount of $325 million and the assumption of certain liabilities. The closing of the transaction is subject to the expiration or early termination of the waiting period provided for in the Hart-Scott-Rodino Antitrust Improvements Act and satisfaction of certain other customary closing conditions. The closing is expected to be consummated during the third quarter of 2006.

A copy of the Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase Agreement, dated as of July 14, 2006, between Orange Glo International, Inc. and Church & Dwight Co., Inc.

99.1	Church & Dwight Co., Inc. press release dated July 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: July 20, 2006	By:	/s/ JAMES R. CRAIGIE
	Name:	James R. Craigie
	Title:	President and Chief Executive Officer